Exhibit 99.1

November 12, 2015

RXi Pharmaceuticals Reports Third Quarter

2015 Financial Results and Business Highlights

MARLBOROUGH, Mass./PRNewswire/November 12, 2015 – RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology, today reported its financial results for the quarter ended September 30, 2015 and provided a business update.

“Since the beginning of Q3 of this year, RXi has made great progress on many fronts,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He added that, “The Company achieved important value inflection events, (1) announced positive clinical data results with RXI-109 for the treatment of hypertrophic scars, (2) the activation of an IND for our ophthalmology program with RXI-109, (3) granted several issued patents strengthening our valuable intellectual property estate, (4) made an exciting discovery that our sd-rxRNA® platform can be used to target long non-coding RNAs, and (5) selected two sd-rxRNA compounds for development in the cosmetic space of skin care. We outlined a strategic plan to deliver increased shareholder value over the next twelve months during our last earnings call in August and we are confident that our achievements to date have laid the foundation for accelerated value creation.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Selected Third Quarter 2015 Financial Highlights

Common Stock

On November 4, 2015, the NASDAQ Stock Market (NASDAQ) provided written notice and granted the Company an additional 180 calendar days to regain compliance with the minimum bid price requirements set forth in the NASDAQ listing rules. As a result of the extension, the Company has until May 2, 2016 to regain compliance by maintaining a closing bid price of at least $1.00 for 10 consecutive business days. The Company intends to closely monitor the closing bid price of its common stock and may consider implementing available options, if appropriate, to regain compliance. The NASDAQ written notice has no effect on the listing of the Company’s common stock at this time.

Cash Position

At September 30, 2015, the Company had cash, cash equivalents and short-term investments of approximately $12.0 million, compared with cash and cash equivalents of $8.5 million at December 31, 2014.

The Company believes that its existing cash, cash equivalents and short-term investments should be sufficient to fund operations for at least one year.

Research and Development Expenses

Research and development expenses for the quarter ended September 30, 2015 were $1.7 million, which included $0.2 million of non-cash stock-based compensation expense, as compared with $1.5 million for the quarter ended September 30, 2014, which included $0.2 million of non-cash stock-based compensation expense. The increase in research and development expenses in the third quarter of 2015 as compared to the third quarter of 2014 was primarily due to a new drug manufacture of RXI-109 that commenced early in the third quarter of 2015.

General and Administrative Expenses

General and administrative expenses for the quarter ended September 30, 2015 were $0.8 million, which included $0.2 million of non-cash stock-based compensation expense, as compared with $0.8 million for the quarter ended September 30, 2014, which included $0.2 million of non-cash stock-based compensation expense. General and administrative expenses in the third quarter of 2015 were consistent with those in the third quarter of 2014.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the quarter ended September 30, 2015 was $2.5 million, compared with $2.9 million for the quarter ended September 30, 2014. The decrease in net loss applicable to common stockholders in the third quarter of 2015 as compared to the third quarter of 2014 was due to the change in operating expenses, driven by research and development expenses as described above, and a decrease in the Company’s preferred stock dividends as all outstanding shares of Series A and Series A-1 convertible preferred stock were converted into common stock in the second quarter of 2015. As a result of the full conversion, there will be no further accumulation and payment of dividends on these series of preferred stock.

Third Quarter 2015 and Recent Corporate Highlights

Ophthalmology

The Company continued to make advancements within its Ophthalmology Franchise with the initiation of a clinical trial, RXI-109-1501. This Phase 1/2 study will evaluate the safety and clinical activity of RXI-109 to prevent the progression of retinal scarring, a harmful component of numerous retinal diseases. Currently, there is no effective way to prevent the formation or progression of retinal scars that may occur as a consequence of several devastating ocular diseases.

RXI-109 is a self-delivering RNAi (sd-rxRNA) compound developed to target connective tissue growth factor (CTGF), a key regulator of scar formation in the skin and known to be involved in retinal scarring as well. Wet AMD is currently treated with anti-VEGF therapies to block vascular endothelial growth factor (VEGF) from causing blood vessel leakiness and the consequential damage to the retina. However, as the disease progresses, many advanced patients also experience retinal scarring which leads to further vision loss. Our ultimate goal is to reduce the scarring that is secondary to advanced wet AMD and in doing so, preserve vision for a longer period time.

Currently, there are no approved therapeutics in the U.S. for the treatment and prevention of subretinal fibrosis. Such a therapy could benefit patients with the advanced wet AMD as well as those with other ocular indications with a scarring component such as proliferative vitreoretinopathy (PVR) and proliferative diabetic retinopathy (PDR).

Dermatology

Several key advancements were announced within the Company’s Dermatology Franchise. Results from the Company’s Phase 2 clinical trial for the treatment of hypertrophic scars with RXI-109 showed that sites treated with RXI-109 after scar revision surgery achieved better scores as compared to untreated sites in the same subjects, three months after the scar revision surgery. All subjects were assessed using four evaluation methods and the results indicate that the RXI-109 treated revision sites scored statistically significantly better than the untreated revision sites in all four evaluations.

Not only do these four evaluation methods confirm the same positive conclusion, the results also bring the Company another step closer to identifying the final treatment schedule for RXI-109 in the management of surgical incision sites in subjects prone to hypertrophic scarring. Our continued clinical development will now focus on identifying the optimum treatment length.

RXi’s cosmetic development program (‘cosmeceuticals’) is based on its proprietary self-delivering RNAi (sd-rxRNA) technology. The term ‘cosmeceuticals’ refers to compounds that affect the appearance of the skin and make no preventative or therapeutic claims. These compounds may be developed more rapidly than therapeutics, therefore the path to market may be much shorter and less expensive.

The Company has selected collagenase and tyrosinase as targets for our self-delivering RNAi platform. These two targets are excellent additions to our dermatology franchise because they are relevant for both cosmeceutical and pharmaceutical development. The combined global market potential for cosmetic product development is approximately $200B for skin lightening and skin rejuvenation. RXi is currently evaluating topical forms of delivery for these compounds.

Two lead compounds have been selected to move forward into cosmetic product development. RXI-231, an sd-rxRNA compound developed to target TYR, has been selected for development as a product that may act as a skin lightening agent. Treatment with RXI-231 resulted in a visible reduction of pigmentation in melanocytes in a 3-dimensional tissue culture model of human epidermis. RXI-185, an sd-rxRNA compound developed to target MMP1, has been selected for development as a product that may improve skin appearance. Results from studies evaluating RXI-185 show a pronounced reduction in MMP1 mRNA levels that correspond to a similar reduction in MMP1 enzyme activity in cell culture in vitro. The Company is also actively testing other sd-rxRNAs targeting TYR and MMP1 for possible therapeutic development.

Research

Remarkable and positive results, from a collaborative study with Biogazelle NV, produced a significant advancement for RXi’s proprietary sd-rxRNA platform. Specifically designed sd-rxRNAs demonstrated robust and potent reduction of the levels of long non-coding RNAs (lncRNAs) in a target specific manner. lncRNAs are a diverse class of non-protein coding RNA molecules that are greater than 200 nucleotides in length. lncRNAs are involved in crucial cellular processes, including the regulation of gene expression, and have been implicated in many diseases and disorders, including cancer, cardiovascular diseases, neurological disorders, diabetes and HIV.

This discovery constitutes a significant value inflection point for our self-delivering platform by expanding the breadth of therapeutic targets by four fold. This expands business development and partnering opportunities with our sd-rxRNA platform, further supporting RXi’s initiatives to build shareholder value.

Intellectual Property

The Company has been diligent and proactive with its approach to broadly protect its valuable corporate assets by securing protection for its RNAi platform.

A core patent granted by the United States Patent and Trademark Office (USPTO) expands the scope of coverage of the Company’s core self-delivering RNAi (sd-rxRNA) platform. This patent broadly covers the overall structure and modifications of our self-delivering technology in addition to covering an alternative delivery strategy wherein a hydrophobic conjugate is not utilized.

A second issued patent was granted by the State Intellectual Property Office of the People’s Republic of China (SIPO) for the composition and methods of use for RXI-109 and other connective tissue growth factor (CTGF) targeting self-delivering RNAi compounds (sd-rxRNA) for the treatment of fibrotic disorders, including skin fibrosis. RXI-109 and other CTGF-targeting sd-rxRNA compounds may be beneficial for the treatment of fibrotic diseases, including dermal scarring, a condition with a much higher prevalence in people with darker skin. Skin pigmentation is classified in VI categories known as the Fitzpatrick scale. In China, individuals tend to have skin types between III and V. The prevalence rates for hypertrophic scarring in individuals with higher Fitzpatrick phototypes can be up to 40-70% following surgery, making China a significant market for RXI-109 in the treatment of dermal scarring. According to Persistence Market Research, China is predicted to be one of the fastest growing markets for scar treatments in Asia.

In addition, RXi was issued a patent from the USPTO covering the methods of use of siRNA sequences targeting vascular endothelial growth factor (VEGF). The patent is part of RXi’s acquired OPKO estate. RNAi compounds targeting these VEGF sequences may be beneficial for the treatment of neovascularization disorders, including wet age-related macular degeneration (AMD) and diabetic retinopathy. RNAi compounds targeting these sequences also have the potential to be useful in combination with RXI-109 which could address both the neovascularization and scarring components encountered in AMD.

The issuance of these patents not only expands and strengthens our intellectual property estate, it further increases the value proposition of our both our Dermatology and Ophthalmology Franchises and positions the Company for numerous strategic partnering opportunities.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology that address high-unmet medical needs. Our discovery and clinical development programs are based on siRNA technology as well as immunotherapy agents. These compounds include, but are not limited to, our proprietary, self-delivering RNAi (sd-rxRNA®) compounds for the treatment of dermal and ocular scar formation. It also includes an immunomodulator, Samcyprone™, a proprietary topical formulation of diphenylcyclopropenone (DPCP), for the treatment of disorders such as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma.

Building on the pioneering work of RXi’s Scientific Advisory Board Chairman and Nobel Laureate Dr. Craig Mello, the Company’s first RNAi product candidate, RXI-109 (an sd-rxRNA compound) is the Company’s first clinical development candidate. RXI-109 silences Connective Tissue Growth Factor (CTGF), which plays a key role in tissue regeneration and repair and is initially being developed to reduce or inhibit scar formation in the skin and in the eye. RXI-109 is currently being evaluated in Phase 2a clinical trials in dermatology and a Phase 1/2 trial is planned to initiate this year in ophthalmology.

RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30, 2015	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2015	For the Nine Months Ended September 30, 2014
Revenue	$—	$16	$34	$57

Operating expenses:
Research and development	1,734	1,459	5,202	4,118
General and administrative	770	766	2,447	2,459

Total operating expenses	2,504	2,225	7,649	6,577

Operating loss	(2,504)	(2,209)	(7,615)	(6,520)
Interest income, net	8	4	10	15
Other income (expense), net	—	(1)	(2)	9

Net loss	(2,496)	(2,206)	(7,607)	(6,496)
Series A and Series A-1 convertible preferred stock dividends	—	(700)	(209)	(3,668)

Net loss applicable to common stockholders	$(2,496)	$(2,906)	$(7,816)	$(10,164)

Net loss per common share applicable to common stockholders:
Basic and diluted	$(0.04)	$(0.17)	$(0.18)	$(0.69)

Weighted average common shares outstanding:
Basic and diluted	64,949,121	17,494,109	44,451,927	14,726,417

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,035	$8,496
Restricted cash	50	50
Short-term investments	8,000	—
Prepaid expenses and other current assets	432	442

Total current assets	12,517	8,988
Property and equipment, net	162	183
Other assets	18	18

Total assets	$12,697	$9,189

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$222	$285
Accrued expenses and other current liabilities	1,443	1,002
Deferred revenue	—	47

Total current liabilities	1,665	1,334
Total convertible preferred stock	—	5,110
Total stockholders’ equity	11,032	2,745

Total liabilities, convertible preferred stock and stockholders’ equity	$12,697	$9,189